Exhibit 99.1

UAL Investor Update: December 19, 2007

	4Q 2007 Estimated Growth Percent Higher/ (Lower) Than 4Q 2006
Traffic and Capacity	Capacity (Available Seat Miles)	Traffic (Revenue Passenger Miles)
Mainline	(0.8)%	(1.75)% — (1.25)%
Express	1.4%	(1.25)% — (0.75)%
Consolidated	(0.5)%	(1.75)% — (1.25)%

Revenue Update

Fourth quarter mainline passenger unit revenue (“PRASM”) is expected to increase between 11.5 percent and 12.5 percent year-over-year. Fourth quarter consolidated PRASM is expected to increase between 11.0 percent and 12.0 percent year-over-year.

The company’s consolidated PRASM growth for the fourth quarter includes approximately $55 million of non-cash revenue relating to the quarterly amortization of the benefit from the change to the expiration period for miles that the company announced in January. This is in line with the company’s previous guidance and was calculated based on the company’s historic mileage breakage rate. Offsetting this, the company expects deferred revenue accounting for the Mileage Plus program will decrease passenger revenue by $64 million in the fourth quarter versus the previous incremental cost method. In total, these Mileage Plus accounting changes result in consolidated passenger revenue decreasing by approximately $9 million.

Additionally, at year-end when the miles expire for the first time under the new policy, the company now expects to record mileage breakage that is higher than it had previously estimated.  The company expects this to result in the recognition of approximately $70 million of incremental non-cash revenue which is reflected in the above guidance.

The company estimates that cargo, mail and other revenue will be between $455 million and $465 million for the quarter, including UAFC sales of approximately $5 million.

Revenue Outlook

North American PRASM has strengthened supported by capacity reductions while international PRASM remains strong.

Unit Costs

The company estimates that mainline operating cost per available seat mile (“CASM”) excluding fuel and special items will be up approximately 7.5 percent for the fourth quarter of 2007 from the same period in 2006.  Approximately one point of the increase from prior guidance is due to (i) $17 million in additional accruals for profit sharing programs driven by improved fourth quarter revenue and full year profitability expectations and (ii) $7 million in one-time non-cash asset writedowns and impairment charges.

Fuel

The company expects mainline jet fuel price to average $2.60 per gallon for the fourth quarter, including taxes and the impact of hedges with a total estimated mainline fuel consumption of 567 million gallons.

As of December 18, the company had hedged 18 percent of forecasted fuel consumption for the fourth quarter of 2007 through heating oil three-way collars with upside protection on a weighted average basis beginning from $2.04 per gallon and capped at $2.22 per gallon.  Payment obligations on a weighted average basis begin if heating oil drops below $1.86 per gallon.

Non-Operating Income / Expense

The company estimates that non-operating expense will be between $40 million to $50 million for the quarter. Non-operating expense for the fourth quarter includes the recognition of a one-time net gain of $41 million resulting from the sale of the company’s equity interest in ARINC this quarter.

Liquidity

The company expects to end the quarter with an unrestricted cash and short-term investments balance of between $3.6 billion and $3.7 billion and $0.8 billion of restricted cash after paying down $500 million on its $2.055 billion credit facility.

Tax Rate

The company estimates that it will have an effective tax rate of approximately 46 percent for the fourth quarter.

Share Count

Shown below, for illustrative purposes only, are estimated basic and dilutive share counts for the fourth quarter of 2007 and full year 2007. The calculation of share counts is based on a number of assumptions including, but not limited to, an assumed market stock price, number of shares outstanding and a statutory tax rate of 37%. Actual share counts may be different from those shown below.

	4Q 2007 (Estimated)
Net Income	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than $0	117.7	117.7	$—
$ 0 - $30 million	117.7	119.4	$—
$ 31 million- $32 million	117.7	130.4	$—
$ 33 million- $50 million	117.7	151.3	$5.1
Greater than $50 million	117.7	154.5	$6.3

	Full Year 2007 (Estimated)
Net Income	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than $0	117.4	117.4	$—
$ 0 -$120 million	117.4	118.7	$—
$ 121 million - $128 million	117.4	129.7	$—
$ 129 million- $201 million	117.4	150.5	$20.6
Greater than $201 million	117.4	153.7	$25.3

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of  any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized.  The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance.

	Three Months Ending December 31,
Operating expense per ASM - CASM (cents)	2007 Estimate	2006 Actual	Year-over-Year % Change
Mainline operating expense	12.36	10.94	13.0
Less: fuel expense & cost of third party sales - UAFC	(4.21)	(3.37)	24.9
Mainline excluding fuel & UAFC	8.15	7.57	7.7
Add: income from special items	—	0.01	—
Mainline excluding fuel, UAFC and special items	8.15	7.58	7.5